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Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        On January 4, 2017, Abbott completed the acquisition of St. Jude Medical, Inc. (St. Jude Medical). The unaudited pro forma condensed combined financial information and explanatory notes give effect to the acquisition of St. Jude Medical by Abbott. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. Generally Accepted Accounting Principles. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2016 gives effect to the transaction as if it had occurred on December 31, 2016. The Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended December 31, 2016 gives effect as if the transaction had occurred on January 1, 2016.

        On September 16, 2016, Abbott announced that it had entered into an agreement dated September 14, 2016 to sell Abbott Medical Optics ("AMO"), its vision care business, to Johnson & Johnson for $4.325 billion in cash, subject to customary purchase price adjustments for cash, debt, and working capital. This transaction is expected to close in the first quarter of 2017 and is subject to customary closing conditions, including regulatory approvals. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2016 gives effect to this sale as if it had occurred on December 31, 2016. The Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended December 31, 2016 gives effect as if the sale had occurred on January 1, 2016.

        Certain financial information of St. Jude Medical as presented in its consolidated financial statements has been reclassified to conform to the historical presentation of Abbott's consolidated financial statements for purposes of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information shows the impact of the St. Jude Medical acquisition on the combined balance sheet and the combined statement of earnings under the acquisition method of accounting with Abbott treated as the acquiror. The acquisition accounting is dependent upon certain valuations and other analyses that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences may have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the future results of operations and financial position of the combined company.

        The unaudited pro forma condensed combined financial information has been prepared by Abbott in accordance with the regulations of the SEC and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the St. Jude Medical acquisition and the AMO sale occurred as of the dates indicated above, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the combined entity will experience after the St. Jude Medical acquisition and the AMO sale. The unaudited pro forma condensed combined financial information includes adjustments that give effect to events that are directly attributable to the St. Jude Medical acquisition and the AMO sale, factually supportable, and with respect to the statements of earnings, expected to have a continuing impact on the combined results. The accompanying unaudited pro forma condensed combined financial statements also do not include the impact of any expected cost savings, restructuring actions or operating synergies that may be achievable subsequent to the St. Jude Medical acquisition or the AMO sale, or the costs necessary to achieve any such savings, restructurings or synergies.

        Under the terms of the merger agreement, for each St. Jude Medical common share outstanding, St. Jude Medical shareholders received $46.75 in cash and 0.8708 of a share of Abbott common stock, subject to applicable withholding taxes. Based on the closing stock price of Abbott on January 4, 2017 of $39.36, the consideration transferred totals approximately $10 billion in Abbott common shares and approximately $13.6 billion in cash.

        The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with (i) the historical consolidated financial statements of Abbott (in Abbott's Annual Report on Form 10-K for the year ended December 31, 2016 which are incorporated by reference into this registration statement) and (ii) the historical consolidated financial statements of St. Jude Medical for the fiscal year ended December 31, 2016, which are included in this registration statement.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended December 31, 2016

(in millions, except per share amounts)

	Abbott	St. Jude Medical	Pro Forma Adjustments			Pro Forma Combined	AMO	Pro Forma Combined (Post AMO Sale)
Net Sales	$20,853	$5,976	$—			$26,829	$(1,194)	$25,635
Cost of products sold, excluding amortization of intangible assets	9,024	2,094	19	(a	)	11,137	(513)	10,624
Amortization of intangible assets	550	186	1,113	(b	)	1,849	(52)	1,797
Research and development	1,422	763				2,185	(177)	2,008
Selling, general and administrative	6,672	1,859	(16)	(c	)	8,515	(393)	8,122

Total operating cost and expenses	17,668	4,902	1,116			23,686	(1,135)	22,551

Operating earnings	3,185	1,074	(1,116)			3,143	(59)	3,084
Interest expense	431	159	378	(d	)	831	—	831
			(137)	(c	)
Interest (income)	(99)	(1)	—			(100)	—	(100)
Net foreign exchange loss (gain)	495	1	—			496	(10)	486
Other (income) expense, net	945	85	—			1,030	1	1,031

Earnings (loss) from continuing operations before tax	1,413	830	(1,357)			886	(50)	836
Tax (benefit) expense on earnings from continuing operations	350	96	(330)	(e	)	116	(1)	115

Earnings (loss) from continuing operations	$1,063	$734	$(1,027)			$770	$(49)	$721

Earnings (loss) per common share from continuing operations
Basic	0.71					0.44		0.41
Diluted	0.71					0.44		0.41
Average Number of Common Shares Outstanding
Basic	1,477		254			1,731		1,731
Diluted	1,483		254			1,737		1,737

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2016
(in millions)

	Abbott	St. Jude Medical	Pro Forma Adjustments			Pro Forma Combined	AMO	Pro Forma Combined (Post AMO Sale)
Assets:
Cash and cash equivalents	$18,620	$567	$(11,785)	(f	)	$7,402	$4,325	$11,727
Short-term investments	155	—	—			155	—	155
Trade receivables, less allowances	3,248	1,210	—			4,458	—	4,458
Total inventories	2,434	895	697	(g	)	4,014	—	4,014
			(12)	(h	)
Prepaid expenses and other receivables	1,806	260	(58)	(i	)	2,008	—	2,008
Current assets held for disposition	513	—	12	(h	)	525	(505)	20

Total current assets	26,776	2,932	(11,146)			18,562	3,820	22,382
Investments	2,947	412	—			3,359	—	3,359
Net property and equipment	5,705	1,318	259	(j	)	7,278	—	7,278
			(4)	(h	)
Intangible assets, net of amortization	4,539	2,075	13,973	(k	)	20,553	—	20,553
			(34)	(h	)
Goodwill	7,683	5,638	9,114	(l	)	21,354	—	21,354
			(1,081)	(h	)
Deferred income taxes and other assets	2,263	203	(953)	(m	)	1,513	—	1,513
Non-current assets held for disposition	2,753	—	1,119	(h	)	3,872	(2,753)	1,119

	$52,666	$12,578	$11,247			$76,491	$1,067	$77,558

Liabilities:
Short-term borrowings	$1,322	$245	$2,000	(n	)	$3,567	$—	$3,567
Trade accounts payable	1,178	214	—			1,392	—	1,392
Salaries, wages and commissions	752	285	(1)	(h	)	1,036	—	1,036
Other accrued liabilities	2,581	423	(25)	(o	)	2,979	—	2,979
Dividends payable	391	89	—			480	—	480
Income taxes payable	188	73	—			261	501	762
Current portion of long-term debt	3	200				203	—	203
Current liabilities held for disposition	245	—	1	(h	)	246	(237)	9

Total current liabilities	6,660	1,529	1,975			10,164	264	10,428
Long-term debt	20,681	5,354	17	(p	)	26,052	—	26,052
Post-employment obligations, deferred income taxes and other long-term liabilities	4,549	1,117	2,777	(q	)	9,642	(77)	9,565
			2,162	(r	)
			(953)	(m	)
			(10)	(h	)
Non-current liabilities held for disposition	59	—	10	(h	)	69	(58)	11
Commitments and contingencies	—	—	—			—	—	—
Shareholders' Investment:
Common shares	$13,027	$347	$(347)	(s	)	$22,481	$—	$22,481
			9,454	(t	)
Common shares held in treasury, at cost	(10,791)	—	625	(t	)	(10,166)	—	(10,166)
Earnings employed in the business	25,565	4,591	(4,591)	(s	)	25,333	785	26,118
			(142)	(u	)
			(90)	(t	)
Accumulated other comprehensive income (loss)	(7,263)	(360)	360	(s	)	(7,263)	153	(7,110)

Total Abbott shareholders' investment	20,538	4,578	5,269			30,385	938	31,323
Noncontrolling interests in subsidiaries	179	—	—			179	—	179

Total shareholders' investment	20,717	4,578	5,269			30,564	938	31,502

	$52,666	$12,578	$11,247			$76,491	$1,067	$77,558

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Note 1—Description of the Transactions

        On April 27, 2016, Abbott entered into a definitive agreement to acquire all of the outstanding shares of St. Jude Medical, Inc. ("St. Jude Medical"). On January 4, 2017, Abbott completed the acquisition of St. Jude Medical. Under the terms of the agreement, St. Jude Medical shareholders received $46.75 in cash and 0.8708 of an Abbott share for each share of St. Jude Medical.

        The cash portion of the acquisition was funded through a combination of medium and long-term debt issued in November of 2016, and a $2.0 billion 120-day senior unsecured bridge term loan facility.

        On September 16, 2016, Abbott announced that it had entered into an agreement dated September 14, 2016 to sell AMO, its vision care business, to Johnson & Johnson for $4.325 billion in cash, subject to customary purchase price adjustments for cash, debt, and working capital. This transaction is expected to close in the first quarter of 2017 and is subject to customary closing conditions, including regulatory approvals. The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2016 gives effect to this sale as if it had occurred on December 31, 2016. The Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended December 31, 2016 gives effect as if the sale had occurred on January 1, 2016.

Note 2—Basis of Pro Forma Presentation

        The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Abbott and St. Jude Medical and has been prepared 1) using the acquisition method of accounting with respect to the St. Jude Medical acquisition and 2) reflecting the sale of the AMO business. In accordance with Article 11, Pro Forma Financial Information of Regulation S-X, no adjustments have been made to St. Jude Medical's reported financial information for the differences in Abbott's year-end and the fiscal reporting periods utilized by St. Jude Medical.

        The acquisition accounting is dependent upon certain valuations and other analyses that have yet to progress to a stage where there is sufficient information for a definitive measurement. The final allocation of the purchase consideration given by Abbott to the St. Jude Medical shareholders may differ materially from the allocation presented in these unaudited pro forma condensed combined financial statements.

        On October 18, 2016, Abbott and St. Jude Medical announced an agreement to sell certain products to Terumo Corporation. Assets and liabilities related to this sale have been classified as assets and liabilities held for disposition in the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2016. The unaudited pro forma condensed combined financial information does not include the effects of the divestiture of these products. The impact of this sale is not expected to be significant to the combined company. The sale closed on January 20, 2017. Proceeds from the divesture were used to reduce indebtedness.

        Certain reclassifications have been made to the historical presentation of St. Jude Medical's financial information to conform to the presentation used in the unaudited pro forma condensed combined financial statements. During the acquisition accounting period, further review of St. Jude Medical's accounts may result in additional revisions to St. Jude Medical's classifications to conform to Abbott's presentation.

        Except for the reclassifications to conform the presentation of the financial information, the unaudited pro forma condensed combined financial statements do not adjust for any differences in Abbott's and St. Jude Medical's accounting policies. Abbott is in the process of reviewing St. Jude Medical's accounting policies. As a result of the review, Abbott may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements. At this time, Abbott is not aware of any differences that would have a material impact on the pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or the impact of restructuring actions that the combined company may realize as a result of the St. Jude Medical acquisition or the AMO sale, or the costs necessary to achieve such cost savings, operating synergies or restructuring actions.

        The columns entitled "AMO" in the unaudited pro forma condensed combined statements of earnings include the revenues and costs directly attributable to the AMO business. The column entitled "AMO" in the unaudited pro forma condensed combined balance sheet reflects the net assets and liabilities related to the AMO business, the proceeds from the sale, and the after-tax gain on the sale.

Note 3—Historical St. Jude Medical

        The columns entitled "St. Jude Medical" in the unaudited pro forma condensed combined statements of earnings reflect St. Jude Medical's historical financial information for the fiscal year ended December 31, 2016. The column entitled "St. Jude Medical" in the unaudited pro forma condensed balance sheet reflects St. Jude Medical's historical balance sheet as of December 31, 2016.

        Certain reclassifications have been made to St. Jude Medical's historical financial statements to conform to Abbott's presentation as follows:

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of December 31, 2016
	St. Jude Medical Before Reclassification	Reclassifications	St. Jude Medical After Reclassification
	(in millions)
Prepaid expenses and other receivables	$—	$260	$260
Other current assets	300	(300)	—
Investments	—	412	412
Deferred income taxes and other assets	—	203	203
Other assets	575	(575)	—
Short-term borrowings	445	(200)	245
Current portion of long-term debt	—	200	200
Post-employment obligations, deferred income taxes and other long-term liabilities	—	1,117	1,117
Deferred income taxes	500	(500)	—
Other liabilities	617	(617)	—
Common shares	29	318	347
Additional paid-in capital	318	(318)	—

Reclassifications included in the unaudited pro forma condensed combined statements of earnings

	For the Fiscal Year Ended December 31, 2016
	St. Jude Medical Before Reclassification	Reclassifications	St. Jude Medical After Reclassification
	(in millions)
Revenue	$6,004	$(28)	$5,976
Cost of products sold, excluding amortization	2,010	84	2,094
Research and development	746	17	763
Selling, general and administrative	1,957	(98)	1,859
Special charges	56	(56)	—
Net foreign exchange loss (gain)	—	1	1
Other (income) expense, net	61	24	85

        St. Jude Medical presents administrative fees paid to Group purchasing organizations (GPO) in the Selling, general and administrative (SG&A) line. Abbott reclassified the GPO fees to Revenue to conform to Abbott's presentation.

        St. Jude Medical presents certain expenses related to complaint handling, distribution and technical services in the SG&A line. Abbott reclassified these expenses to Cost of products sold, excluding amortization to conform to Abbott's presentation.

        St. Jude Medical presents in its statement of earnings a line item labeled "Special charges," which includes charges related to certain restructuring activities, litigation costs and gains or losses related to certain legal settlements. This line excludes special charges that are recorded in total cost of sales. Abbott reclassified the Special Charges to the Research and development (R&D) line or the SG&A line, as applicable, to conform to Abbott's presentation.

        St. Jude Medical includes changes in the fair value of contingent consideration related to business acquisitions in the SG&A line. Abbott reclassified the expense resulting from such fair value changes to Other (income) expense, net to conform to its presentation.

        St. Jude Medical includes all stock-based compensation and retention bonus expenses related to its acquisition of Thoratec in the SG&A line. Abbott reclassified the portion related to R&D employees to the R&D line to conform to its presentation.

Note 4—Merger Consideration and Allocation

        The merger consideration is approximately $23.6 billion based on Abbott's closing share price of $39.36 on January 4, 2017.

        The following table summarizes the components of the merger consideration reflected in the unaudited pro forma condensed combined financial information (in millions of dollars and shares, except for per share amounts and the exchange ratio):

St. Jude Medical shares*	291
Cash consideration paid to St. Jude Medical stockholders and equity award holders	$46.75

Cash portion of purchase price	$13,610
St. Jude Medical shares*	291
Exchange ratio (per St. Jude Medical share)	0.8708

Abbott common shares issued	254
Abbott share price**	$39.36

Equity portion of purchase price	$9,978
Estimated fair value of St. Jude Medical equity awards***	$11
Total consideration paid	$23,599

*
Represents approximately 287 million St. Jude Medical shares outstanding as of January 4, 2017, plus approximately 4 million vested stock options and accelerated restricted stock units settled upon the close of the transactions.

**
Represents Abbott's closing share price as of January 4, 2017.

***
Represents estimated fair value of Abbott equity awards issued to replace St. Jude Medical unvested awards upon the close of the transaction based on the portion of the total service period that has been completed as of the acquisition date. This estimate of the fair value of the equity awards is preliminary and is subject to change.

        The following is a preliminary allocation of the assets acquired and the liabilities assumed by Abbott in the transaction, reconciled to the consideration transferred:

Amounts as of Acquisition Date
(in millions)
Net book value of net assets acquired	$4,578
Adjusted for:
Elimination of existing goodwill and intangible assets	(7,713)

Adjusted book value of net assets acquired	(3,135)
Adjustments to:
Inventory	697
Property, plant and equipment(a)	259
Identifiable intangible assets	16,048
Deferred revenue	25
Debt (Fair market value adjustment)	(17)
Taxes	(5,030)
Goodwill	14,752

Consideration transferred	$23,599

Note 5—Pro Forma Adjustments

        All of the adjustments in the column under the heading "Pro Forma Adjustments" relate to the St. Jude Medical transaction.

        Adjustments included in the column under the heading "Pro Forma Adjustments" in the unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2016 represent the following:

Notes to the unaudited pro forma condensed combined Statements of Earnings for the year ended December 31, 2016

(a)
Represents estimated depreciation expense related to the pro forma adjustment to property and equipment as discussed in Note 5(j) based on remaining useful lives ranging from 1 to 45 years.

(b)
Represents estimated amortization expense related to the pro forma adjustment to definite-lived intangible assets discussed in Note 5(k). Using the assets' estimated weighted average useful life of approximately 9 years, pro forma amortization has been estimated on a preliminary basis as follows:

Year Ended December 31, 2016
(in millions)
Estimated amortization for acquired definite-lived intangible assets	$1,299
Historical St. Jude Medical definite-lived intangible amortization expense	(186)

Pro forma adjustment	$1,113

(c)
Represents transaction costs related to the acquisition, including bankers' fees, bridge facility costs and other transaction fees, incurred during the year ended December 31, 2016. Such costs are considered to be non-recurring in nature and therefore, have been excluded from the unaudited pro forma condensed combined statement of earnings.

(d)
Represents incremental interest expense on the debt issued in connection with the transaction, including amortization of the debt issuance costs over the weighted average life of the debt as well as the amortization of the fair value adjustment to the existing St. Jude Medical debt that remains outstanding after the close of the transaction. Abbott funded the cash portion of the acquisition through a combination of medium and long-term debt issued in November of 2016 with a weighted average interest rate of 3.75%, and a $2.0 billion 120-day senior unsecured bridge term loan facility.

(e)
Represents an estimate of the tax impacts of the acquisition on the statement of earnings, primarily related to the estimated fair value adjustments for acquired intangible assets and existing St. Jude Medical debt that remains outstanding after the close of the transaction as well as the incremental interest expense related to the debt issued in conjunction with the transaction. The taxes associated with these estimated adjustments reflect the estimated blend of the statutory rate in various jurisdictions where the adjustments are expected to be incurred. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be different than Abbott's historical effective tax rate (either higher or lower) depending on various factors including post-acquisition activities and the geographical mix of income.

Notes to the unaudited pro forma condensed combined Balance Sheet for the year ended December 31, 2016

(f)
Reflects the use of cash on hand, including proceeds from the November 2016 debt issuance to fund the cash consideration and the merger-related transaction costs. The transaction costs are non-recurring charges and have been excluded from the unaudited pro forma condensed combined statement of earnings.

(g)
Reflects the increase to St. Jude Medical's inventory to record inventory at estimated fair value. This estimated step-up in inventory is preliminary and is subject to change based upon Abbott's final determination of the fair value of the inventory at the close of the transaction. This step-up will be expensed as the acquired inventory is sold, which is projected to occur within the first year after the close of the transaction. As this item will have no continuing impact on the combined entity, these costs have not been included in the unaudited pro forma condensed combined statement of earnings.

(h)
Reflects the reclassification of net assets being sold to Terumo as assets/liabilities held for disposition.

(i)
Represents the elimination of a tax prepaid asset in purchase accounting.

(j)
Reflects the incremental amount needed to record the estimated fair value of the acquired property and equipment.

(k)
Reflects the incremental amount needed to record the estimated fair value of the acquired intangible assets. The estimated fair value of the identifiable intangible assets acquired consists of the following:

As of December 31, 2016
(in millions)
Definite-lived intangible assets	$11,370
In process research and development assets	4,678

Estimated fair value of identified intangible assets	16,048
Historical St. Jude Medical intangible assets	(2,075)

Pro forma adjustment	$13,973

  Currently, Abbott does not have sufficient information regarding the projected amounts and the timing of the cash flows associated with the intangible assets acquired to finalize the determination of the fair value of these assets. Some of the more significant assumptions inherent in the development of estimates of the fair value of intangible assets, from the perspective of a market participant, include the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements); the discount rate selected to measure the inherent risk of future cash flows; and the assessment of the asset's life cycle and the competitive trends impacting the asset.

(l)
Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The pro forma adjustment to goodwill is calculated as follows:

As of December 31, 2016
(in millions)
Elimination of St. Jude Medical's historical goodwill	$(5,638)
Estimated goodwill related to this transaction	14,752

Pro forma adjustment	$9,114

(m)
Represents the reclassification of deferred taxes to reflect the jurisdictional netting of the combined company.

(n)
Represents short-term borrowing in conjunction with this transaction. Abbott expects to repay this borrowing within 120 days of the close of the transaction.

(o)
Represents the estimated fair value adjustment of St. Jude Medical's deferred revenue balance.

(p)
Represents the estimated fair value adjustment of St. Jude Medical's existing debt that remains outstanding after the close of the transaction.

(q)
Reflects the adjustment to deferred income tax assets and liabilities resulting from pro forma adjustments to the assets and liabilities acquired. The estimated blended statutory tax rate was applied, as appropriate, to each adjustment. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon the final determination of the fair value of the assets acquired and the liabilities assumed by jurisdiction.

(r)
Reflects the deferred tax liability for St. Jude Medical's unremitted foreign earnings that will be repatriated. Represents the application of a 35% tax rate to St. Jude Medical's cumulative unremitted foreign earnings through December 31, 2016, net of related tax reserve adjustments.

(s)
Represents the elimination of St. Jude Medical's historical common stock, additional paid-in capital, accumulated other comprehensive loss and accumulated earnings.

(t)
Represents the acquisition date value of the Abbott shares issued to St. Jude Medical shareholders as illustrated in Note 4, inclusive of Abbott equity awards issued to replace St. Jude Medical unvested awards.

(u)
Represents estimated transaction fees including investment bankers, legal and bridge financing fees to be incurred in 2017 by Abbott directly related to the transaction, net of taxes.

        The unaudited pro forma combined basic and diluted earnings per share for the period presented are based on the basic and diluted weighted-average number of outstanding shares after taking into account the shares issued as part of this transaction.

        The unaudited pro forma condensed combined financial statements do not reflect the anticipated realization of annual pre-tax synergies from the St. Jude Medical acquisition of approximately $500 million by 2020, which includes both sales and operational benefits. Although Abbott expects that synergies will result from the St. Jude Medical acquisition, there can be no assurance that these synergies will be achieved.

        The combined company may have a tax rate that differs from the historical effective tax rates and the statutory rates reflected in these unaudited pro forma condensed combined financial statements.

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  Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS For the Year Ended December 31, 2016 (in millions, except per share amounts)
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of December 31, 2016 (in millions)